WASHINGTON GROUP INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PAY PLAN

Effective May 26, 2007

	TABLE OF CONTENTS	Page 1
INTRODUCTION & BACKGROUND		1
ARTICLE I	DEFINITIONS	1
	Affiliate	1
	Base Pay	1
	Board	1
	Break in Service	2
	Cause	2
	Change in Control	3
	Change in Control Severance Period	4
	Code	4
	Committee	4
	Common Shares	4
	Company	4
	Director	4
	Effective Date	4
	Employee	5
	Employee Benefits	5
	ERISA	5
	Exchange Act	5
	Executive	5
	Fiduciary	5
	Good Reason	5
	Notice	6
	Participant	6
	Participating Employer	6
	Plan	7
	Release	7
	Severance Pay	7
	Short-Tern Incentive Pay	7
	Subsidiary	7
	Term	7
	Termination Date	7
	Voting Shares	7
	Years of Service	7
ARTICLE II	SEVERANCE PAY BENEFITS
2.01	Amount of Change in Control Severance Pay	8
2.02	Amount of General Severance Pay	8
2.03	Eligibility for Change in control Severance Pay	8
2.04	Eligibility for General Severance Pay	9
2.05	Payment of Pro Rata Short-Term Incentive Pay upon a Change in Control	11
2.06	Manner and Form of Payment	12
2.07	Conditions on Payment of Severance Pay	13
2.08	Offset for Other Severance Benefits	13
2.09	Golden Parachute Excise Tax - Modified Cap	13
ARTICLE III	CLAIMS PROCEDURE	14
3.01	Right to File a Claim	14
3.02	Denial of a Claim	14
3.03	Claim Review Procedure	15
3.04	Requirements to Follow Claims Procedure	15
ARTICLE IV	ADMINISTRATION	15
4.01	Named Fiduciary	15
4.02	The Committee	16
4.03	Standard of Fiduciary Duty	17

i

4.04	Compensation and Expenses of Committee	17
4.05	Records	17
4.06	Consistency of Determination	17
4.07	Indemnification of Committee	18
4.08	No Action with Respect to Own Benefit	18
ARTICLE V	AMENDMENT AND TERMINATION	18
ARTICLE VI	MISCELLANEOUS	19
6.01	Right to Assets	19
6.02	No Inductment, Contract or Guarantee of Employment	19
6.03	Spendthrift	19
6.04	Conclusiveness of Records	19
6.05	Adoption by Affiliate	20
6.06	Payment of Expenses	20
6.07	Governing Law	20
6.08	Right to Require Information and Reliance Thereon	20
6.09	Construction	20
6.10	No Mitigation Obligation	21
6.11	Legal Fees and Expenses	21
6.12	Withholding of Taxes	21
6.13	Successors and Binding Agreement	22
6.14	Notices	22
6.15	Validity	23
6.16	Miscellaneous	23
ADOPTION OF PLAN		23
APPENDIX A FORM OF RELEASE		24

EXECUTIVE SEVERANCE PAY PLAN
INTRODUCTION & BACKGROUND

Prior to May 26, 2007, Washington Group International, Inc. (the “Company”) provided executive severance benefits as part of the Washington Group International, Inc. Severance Pay Plan (the “Severance Plan”).

On February 12, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved a modification to the Company’s severance program for certain executives.

Effective May 26, 2007, the Company amended and restated the Severance Plan to provide executive severance benefits through a separate benefit plan.  In conjunction with the amendment of the Severance Plan, the Company established this plan, the Washington Group International, Inc. Executive Severance Pay Plan, as a separate stand-alone plan to provide severance benefits to certain eligible executives.

The Washington Group International, Inc. Executive Severance Pay Plan (the “Plan”) is now continued in an amended and restated form as set forth in its entirety in this document, pursuant to the approval of the Compensation Committee on February 12, 2007.

The Plan is intended to be a “welfare plan,” but not a “pension plan,” as defined in ERISA Sections 3(1) and 3(2), respectively.  The purpose of this Plan is to provide unfunded severance benefits for certain select management and highly compensated employees of the Company and the Participating Employers.

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following terms shall have the meaning set forth below unless a different meaning is plainly required by the context.

Affiliate means any entity which is a member of a group which includes the Company and is defined in Code §414(b) or (c).

Base Pay means the Participant’s annual base salary rate as in effect from time to time.

Board means the Board of Directors of the Company.

Break in Service means any period of time, regardless of length, that the Participant is not an Employee of the Company or a Participating Employer.

Cause means that, prior to any termination of employment with a Participating Employer, the Participant shall have:

(a)           been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Participating Employer;

(b)           committed intentional wrongful damage to property of the Participating Employer; or

(c)           committed intentional wrongful disclosure of secret processes or confidential information of the Participating Employer;

and any such act shall have been demonstrably and materially harmful to the Participating Employer.  For purposes of this Plan, no act or failure to act on the part of the Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Participating Employer.

Notwithstanding the foregoing, the Participant will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Participant if the Participant is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel (if the Participant chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Participant had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail.  Nothing herein will limit the right of the Participant to contest the validity or propriety of any such determination in accordance with the Plan’s appeal procedures.

Change in Control means the occurrence of any of the following events:

(a)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (A) the then outstanding Common Shares or (B) the Voting Shares; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (4) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below; or

(b)           Individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)           Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

(d)           Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Change in Control Severance Period means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the second anniversary of the occurrence of the Change in Control.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Committee means the group of persons responsible for Plan administration.  See Section 4.02.

Common Shares means shares of common stock, par value $.01 per share, of the Company.

Company means Washington Group International, Inc.

Director means a person serving as a member of the Board of Directors of the Company or, as specified herein, the Board of Directors of a Participating Employer.

Effective Date means May 26, 2007.

Employee means any person who is within the meaning of “employee” for federal tax withholding purposes and who is receiving compensation for services rendered to the Participating Employer.  The following individuals shall not be considered Employees hereunder:

(a)  Any person serving solely as a Director of the Company and/or a Subsidiary;

(b)      Any person who is an independent contractor and/or for whom the Participating Employer is not required to make Social Security contributions.  This also includes any person who the Participating Employer classifies as an independent contractor with the person’s consent and who later becomes classified as an Employee.  Any person who pays or agrees to pay self-employment tax in lieu of withholding shall be deemed to have consented to his or her designation as an independent contractor.  If an independent contractor subsequently becomes classified as an Employee, such person will be designated an Employee for purposes of this Plan prospectively from the date such classification is changed and agreed upon by the Participating Employer rather than from the effective date of such change.  Such person shall not be designated a Participant unless otherwise determined by the Participating Employer.

Employee Benefits means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Participant is entitled to participate, including without limitation any stock option, restricted stock, restricted stock unit, deferred share, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company, a Subsidiary, or a Participating Employer), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, a Subsidiary, or a Participating Employer, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to the Participant’s Termination Date or Change in Control.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, including any regulations issued thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Executive means an executive Employee classified as a Vice President, or “functional leader,” with the pay grade XD, XE, XF, XG, as approved under the Company’s corporate schedule of signature authority.

Fiduciary means a fiduciary, as defined in ERISA section (3)(21)(A).

Good Reason means the occurrence of one or more of the following events following a Change in Control:

(a)           Failure to elect or reelect or otherwise to maintain the Participant in the office or position, or a substantially equivalent or better office or position, of or with a Participating Employer (or any successor thereto by operation of law or otherwise), as the case may be, which the Participant held immediately prior to a Change in Control, or the removal of the Participant as a Director of the Participating Employer (or any successor thereto) if the Participant shall have been a Director of the Participating Employer immediately prior to the Change in Control;

(b)           Failure of the Participating Employer to remedy any of the following within 30 calendar days after receipt by the Participating Employer of written notice thereof from the Participant:  (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Participating Employer which the Participant held immediately prior to the Change in Control, (B) a reduction in the Participant’s Base Pay received from the Participating Employer, (C) a reduction in the Participant’s Short-Term Incentive Pay opportunity as compared with the Short-Term Incentive Pay opportunity most recently provided prior to the Change in Control, or (D) the termination or denial of the Participant’s rights to Employee Benefits or a reduction in the scope or value thereof;

(c)           The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Plan pursuant to Section 6.13;

(d)           The Participating Employer requires the Participant to have the Participant’s principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to the Change in Control, or requires the Participant to travel away from the Participant’s office in the course of discharging the Participant’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Participant in any of the three full years immediately prior to the Change in Control without, in either case, the Participant’s prior written consent; or

(e)           Without limiting the generality or effect of the foregoing, any material breach of this Plan by the Company or any successor thereto which is not remedied by the Company within 30 calendar days after receipt by the Company of written notice from the Participant of such breach.

Notice means the date the Company or a Participating Employer notifies the Participant that his or her employment with the Participating Employer will be involuntarily terminated either immediately or effective as of a future date.

Participant means an Executive who has met the eligibility requirements under Article II and, accordingly, is entitled to receive payments and benefits hereunder.  Following a Change in Control, an Executive cannot be removed as a Participant without his or her prior written consent, provided that the Participant otherwise remains eligible to participate in this Plan.  In the event that a Participant loses his or her status as an Executive prior to a Change in Control, other than pursuant to a termination of his or her employment for which he or she would be entitled to receive Severance Pay hereunder, then, upon such loss of status, he or she shall no longer be deemed to be a Participant and shall not be entitled to receive any payments and benefits hereunder.  In the event of a Participant’s death or a judicial determination of a Participant’s incompetence, reference in this Plan to the “Participant” will be deemed, where appropriate, to be the Participant’s estate or other legal representative.

Participating Employer means the Company and any other entity related to the Company who is designated by the Company, in its exclusive discretion, as eligible to offer the benefits of this Plan to any one or more of its Executives.

Plan means the Washington Group International, Inc. Executive Severance Pay Plan.

Release means an agreement between a Participant and a Participating Employer, substantially in the form attached hereto as Appendix A, that includes a waiver of all claims the Participant might have against the Company, the Participating Employer, the Committee, and any other parties designated in the Release.  Signing of the Release is a condition of the Participant’s receipt of benefits under this Plan.

Severance Pay means that amount, if any, calculated under Article II of this Plan which is payable to a Participant in accordance with the terms and conditions of this Plan.  Severance Pay shall consist of Change in Control Severance Pay, which shall be provided only in the event of a Change in Control as set forth herein, or General Severance Pay.

Short-Term Incentive Pay means an annual incentive or other payment of compensation made under the Executive Short-Term Incentive Plan or a similar annual incentive plan that may be adopted hereafter by the Company or a successor.

Subsidiary means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Shares.

Term  means the period commencing as of the Effective Date hereof and expiring on the close of business on December 31, 2008; provided, however, that (i) commencing on January 1, 2009 and each January 1 thereafter, the term of this Plan will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company shall have given notice that it does not wish the Term to be extended; and (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Change in Control Severance Period.  Subject to Section 2.03(c), in the event that, prior to a Change in Control, a Participant ceases for any reason to be an Executive, thereupon without further action the Term shall be deemed to have expired with respect to such Participant, he or she shall no longer be considered to be a Participant, and he or she shall not be entitled to receive any payments or benefits hereunder.

Termination Date means the date on which the Participant’s employment is terminated with the Company or a Participating Employer (the effective date of which will be the date of termination, or such other date that may be specified by the Participant if the termination is pursuant to Section 2.03(b)).

Voting Shares means at any time, the then-outstanding securities entitled to vote generally in the election of Directors of the Company.

Years of Service means each Participant’s years of service as defined under the Washington Group International, Inc. 401(k) Retirement Savings Plan, or the Retirement Savings Plan for Puerto Rico Based Employees, and as noted in the records of such Washington Group International, Inc. 401(k) Retirement Savings Plan or such plan for Puerto Rico-based employees, except that no Years of Service shall be credited for purposes of this Plan for any period of time spent in the employ of any Participating Employer prior to a Break in Service from which the Participant has returned subsequent to July 7, 2000.  For Participants who have incurred a Break in Service and who have been rehired by the Company or a Participating Employer on or after July 7, 2000, Years of Service shall mean those years of service as noted in the records of the Washington Group International, Inc. 401(k) Retirement Savings Plan which began after the Participant’s most recent date of hire.  Years of Service shall mean full years only, with no credit for partial years.

ARTICLE II
SEVERANCE PAY BENEFITS

2.01           Amount of Change in Control Severance Pay.

(a)           If, pursuant to Section 2.03, the Participant becomes eligible to receive Change in Control Severance Pay, the Company or a Participating Employer will pay to the Participant, within thirty days following the Termination Date, a lump sum payment in an amount equal to the sum of:

(i)  Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date);

(ii)  an amount equal to the greater of (A) target Short-Term Incentive Pay for the year in which the Change in Control occurs, or (B) target Short-Term Incentive Pay for the year in which the Termination Date occurs;

(iii)  $25,000, which is intended to be used by the Participant for medical and dental expenses, but which may be used for any purpose; and

(iv)           in the event that, immediately prior to the Change in Control, the Participant participates in the Ayco financial counseling program maintained by the Company, $50,000, which is intended to be used by the Participant for continued use of the program, but which may be used for any purpose.

(b)           Notwithstanding anything to the contrary contained in this Section 2.01, the payment of Change in Control Severance Pay shall be subject to Section 2.06.

2.02           Amount of General Severance Pay (Non-Change in Control Severance Pay).

(a)           If, pursuant to Section 2.04, the Participant becomes eligible to receive General Severance Pay, the Company or the Participating Employer will pay to the Participant, within thirty days following the Termination Date, a lump sum payment in accordance with the following schedule based on the Participant’s Years of Service:

General Severance Pay	Years of Service
3 months severance, calculated as the product obtained by multiplying 0.25 by the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) target Short-Term Incentive Pay for the year in which the Termination Date occurs
Less than 3 Years of Service
6 months severance, calculated as the product obtained by multiplying 0.50 by the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) target Short-Term Incentive Pay for the year in which the Termination Date occurs
3 Years of Service but less than 10 Years of Service
9 months severance, calculated as the product obtained by multiplying 0.75 by the sum of (A) Base Pay (at the highest rate in effect for any period within three years prior to the Termination Date), plus (B) target Short-Term Incentive Pay for the year in which the Termination Date occurs
10 or more Years of Service

(b)           Without limiting the rights of the Participant at law or in equity, if the Company or a Participating Employer fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company or the Participating Employer will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column.  Such interest will be payable as it accrues on demand.  Any change in such prime rate will be effective on and as of the date of such change.

(c)           Notwithstanding anything to the contrary contained in this Section 2.02, the payment of General Severance Pay shall be subject to Section 2.06.

2.03           Eligibility for Change in Control Severance Pay.

(a)           In the event of the occurrence of a Change in Control during the Term, the Participant will be entitled to the Change in Control Severance benefits provided by Section 2.01 if his or her employment is terminated in either of the following circumstances:

 (i)           Termination by the Participating Employer without Cause.  Participant’s employment is involuntarily terminated by the Participating Employer without Cause during the Change in Control Severance Period or as provided in Section 2.03(b), other than as the result of the occurrence of one or more of the following events:

(A)           The Participant’s death; or

(B)           The Participant becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Participant immediately prior to the Change in Control (or a substantially similar plan applicable to the Participant following the Change in Control); or

(ii)           Termination by the Participant for Good Reason.  The Participant terminates his or her employment with the Participating Employer during the Change in Control Severance Period for Good Reason; provided that:

(A)           The Participant gives notice of resignation for Good Reason to the Participating Employer within 90 days following the first action or event giving rise to Good Reason;

(B)           The Participating Employer refuses or fails to cure the action or event giving rise to Good Reason, as reasonably determined by the Committee, within 30 days after receipt of such notice; and

(C)           The Participant’s resignation for Good Reason becomes effective not more than two years following the first action or event giving rise to Good Reason.

In the event that the Participating Employer cures the action or event giving rise to Good Reason within the 30-day period provided above, the Participant’s notice of resignation shall be deemed to be withdrawn and Good Reason shall not exist with respect to such action or event.  Participant may resign for Good Reason regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.

(b)           As an additional condition to payment of the Change in Control Severance Pay, the Participant must sign and deliver to the Company or his or her Participating Employer a Release within thirty (30) days following the Termination Date and must allow any revocation period required by law or applicable regulation to expire without revoking or causing his or her Release to be revoked.  The Participant must refrain from taking any action which would violate the terms and conditions of the Release.

(c)           Anything in this Plan to the contrary notwithstanding, if the Participant’s employment with the Participating Employer is terminated by the Participating Employer not more than 180 days prior to the date on which the Change in Control occurs, such termination of employment will be deemed to occur during the Change in Control Severance Period for purposes of this Plan if the Participant has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

2.04           Eligibility for General Severance Pay.

(a)           A Participant will be entitled to receive General Severance Pay under this Plan if all of the following are satisfied: (i) the Participant is employed by a Participating Employer at the time that the Participant’s employment is involuntarily terminated during the Term by the Company; (ii) the Participant is not terminated for Cause; (iii) the Participant’s termination occurs outside of the Change in Control Severance Period (and the Participant is not otherwise entitled to receive Change in Control Severance Pay pursuant to Section 2.03(c)); (v) the Participant signs and delivers to the Company or his or her Participating Employer a Release within thirty (30) days following the Termination Date, allows any revocation period required by law or applicable regulation to expire without revoking or causing his or her Release to be revoked, and refrains from taking any action which would violate the terms and conditions of the Release; and (v) none of the restrictions listed under subsection (b) apply.

(b)           A Participant will not have a qualifying termination of employment, and will not be entitled payment of General Severance Pay, if:

(i)           The Participant dies;

(ii)           The Participant becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Participant immediately prior to the  (or a substantially similar plan applicable to the Participant following the Change in Control); or

                        (iii)           The Participant voluntarily terminates employment with the Company or a Participating Employer, even if such voluntary termination is in anticipation of involuntary termination.

2.05           Payment of Pro Rata Short-Term Incentive Pay Upon a Change in Control.

Unless otherwise expressly provided by the applicable plan, program or agreement, after the occurrence of a Change in Control, the Company or a Participating Employer will pay in cash to the Participant a lump sum amount equal to the value of any Short-Term Incentive Pay payable pursuant to any performance period that is outstanding on the date of the Change in Control.  Such payment will be made within five business days after the Change in Control.  Any applicable vesting requirements will be disregarded, and the payment amount will be calculated at the greater of (1) the plan target or payout rate and (2) the amount determined based on the Company’s actual results relative to the applicable performance criteria as if the performance period had ended on the date of the Change in Control, which amount will be prorated on the basis of the number of days of the Participant’s participation during the applicable performance period to which the incentive pay related divided by the aggregate number of days in such performance period, taking into account service rendered through the payment date.

2.06           Manner and Form of Payment.

Unless another method is chosen by the Committee, all Severance Pay benefits payable under this Plan shall be paid in a lump sum cash payment.  However, certain situations may impact the form or manner of payment, including:

(a)           Payment Upon Death of Participant.  If a Participant dies after delivery of his or her Notice, but prior to the Participant being paid benefits awarded under this Plan, such benefits shall be paid to the Participant’s estate.

(b)           Withholding.  Any payment of benefits to a Participant shall be subject to withholding for state, local and federal income taxes and Social Security taxes.

(c)           Reductions.  Amounts payable as benefits under the Plan shall be reduced by any amounts owed by the Participant to his or her Participating Employer.

(d)           Payments to Specified Employees Pursuant to Code Section 409A.  Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of the Participant’s separation from service during a period in which he is a Specified Employee (as defined below), then if and to the extent necessary to comply with Code Section 409A:

(i)           if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(ii)          if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

2.07           Conditions on Payment of Severance Pay.

Payment of Severance Pay under this Plan shall be subject to and conditioned upon the Participant’s compliance with each of the following requirements:

(a)           The Participant must return his or her employer’s property on or before his or her last day worked;

(b)           The Participant must continue to work in a satisfactory manner during any notice period through the Termination Date or, if the Participant is released from performing job-related duties earlier by his or her manager, through his or her last day worked; and

(c)           The Participant must cooperate in transitioning all of the Participant’s work in consultation with his or her manager or other designated official.

2.08           Offset For Other Severance Benefits.

The Plan supersedes all prior written or unwritten severance pay plans, practices or programs offered or established by the Company or any Participating Employer for Participants except for rights to severance compensation and severance benefits under individual employment contracts and Change in Control agreements between the Company and such Participants (the “Other Agreements”), which rights shall be deemed to have been satisfied only to the extent that comparable benefits are provided under this Plan.  This Section 2.08 is intended to avoid duplication of payments and benefits under this Plan and under the Other Agreements, and this Section shall be interpreted as being intended to ensure that, in circumstances in which the Participant is entitled to Severance Pay and other benefits under this Plan and under the Other Agreements, the total severance amounts and value of benefits received by the Participant will be equal to the total amounts and benefits provided under the agreement or arrangement that provides for the greatest amounts and benefits, but the Participant shall not be entitled to duplication of such amounts and benefits.

2.09           Golden Parachute Excise Tax – Modified Cap.

Notwithstanding any provision of this Plan to the contrary, if any amount or benefit to be paid or provided under this Plan or any other agreement, contract or arrangement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Plan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  Whether requested by the Participant or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by independent accountants or benefits consultants selected by the Company.  The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 2.09 will not of itself limit or otherwise affect any other rights of the Participant other than pursuant to this Plan.

ARTICLE III

CLAIMS PROCEDURE

3.01           Right to File a Claim.

Any former Participant who believes that he or she is entitled to a benefit hereunder which has not been received or which is different than that which has been officially communicated to the former Participant may file a claim in writing with the most senior Human Resources official at the Company.  Failure to submit such claim within 180 days of the Participant’s Termination Date will result in the denial of the claim, and may result in disqualification for payment of benefits under the Plan.  Employees who do not receive official communication of eligibility (and a release) in connection with their termination shall be considered to have had their claim hereunder denied.

3.02           Denial of a Claim.

The senior official responsible for human resource matters at the former Participant’s Participating Employer shall make an initial determination of eligibility or shall delegate the responsibility for such initial determination to any other party.  Any claimant whose claim to any benefit hereunder has been denied in whole or in part shall normally receive a notice from the most senior Human Resources official within 90 days of the date the claim is submitted. If, however, the most senior Human Resources official, or his or her delegee, determines that an extension of time is required, the claimant will be notified in writing of the need for the extension within 90 days after receipt of the claim.  The extension notice will also include the date by which the most senior Human Resources official expects to make the benefit determination.  Any notice of the denial of the claim will set forth the specific reasons for such denial, specific references to the Plan provisions on which the denial was based, what information or materials would be required in order to reverse the denial and an explanation of the procedure for review of the denial.

3.03           Claim Review Procedure.

A claimant may appeal the denial of his or her initial claim to the Committee by written request for review to be made within 60 days after receiving the initial notice of the denial from the senior official responsible for human resource matters for the former Participant’s Participating Employer.  The request for review shall set forth all grounds on which it is based, together with supporting facts and evidence which the claimant deems pertinent, and the Committee shall give the claimant the opportunity to review relevant Plan documents in preparing the request.  The Committee may require the claimant to submit such additional facts, documents or other material as it deems necessary or advisable in making its review.  The Committee will provide the claimant a written or electronic notice of the decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days.  If the Committee determines that an extension of time is required, the claimant will be notified in writing of the extension within 60 days after the Committee’s receipt of the request for review.  The extension notice will also include the date by which the Committee expects to complete the review.  The Committee shall communicate to the claimant in writing its decision, and if the Committee confirms the denial, in whole or in part, the communication shall set forth the reasons for the decision and specific references to the Plan provisions on which the decision is based.  Any suit for benefits must be brought within one year after the date the Committee (or its designee) has made a final denial (or deemed denial) of the claim.

3.04           Requirement to Follow Claims Procedure.

Utilization of the claims procedures set forth in this Article III is a condition of payment of benefits under the Plan.  Failure to follow the claims procedure described in this Article III will result in the denial of a Participant’s claim, and may result in the Participant’s disqualification for payment of benefits under the Plan.

ARTICLE IV
ADMINISTRATION

4.01           Named Fiduciary.

The Committee is named as the fiduciary for operation of the Plan and shall have the authority to control and manage the operation and administration of the Plan.  The Committee in the exercise of its authority shall discharge its duties with respect to the Plan in accordance with ERISA and corresponding regulations, as amended from time to time.

4.02           The Committee.

(a)           The Committee shall consist of certain employees of the Company appointed by the Board or the Company’s Chief Executive Officer.  All members shall serve as such without compensation.  Upon termination of his or her employment with the Company, or upon replacement by the Board or the Company’s Chief Executive Officer, an individual shall cease to be a member of the Committee.  A member may resign at any time by written notice to the Committee.

(b)           The Committee shall have complete control of the administration of the Plan with all powers necessary to enable it to properly carry out the provisions of the Plan.  In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan and to comply with the requirements of ERISA, the Committee shall have the following specific powers and responsibilities, all of which may be exercised or delegated in its sole discretion:

(i)           To construe the Plan and to determine all questions arising in the administration, interpretation and operation of the Plan, including questions of fact;

(ii)           To decide all questions of interpretation or of fact relating to the eligibility to participate in the benefits of the Plan;

(iii)           To determine the benefits of the Plan to which any Participant or former Participant may be entitled;

(iv)           To keep records of all acts and determinations of the Committee, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan;

(v)           To prepare and distribute information concerning the Plan as required by applicable law, including, but not limited to, all information which is required to be distributed by ERISA, the regulations thereunder, or by any other applicable law;

(vi)           To file with the Secretary of Labor such reports and additional documents as may be required by ERISA and regulations issued thereunder, including, but not limited to, summary plan description, modifications and changes, annual reports, terminal reports and supplementary reports;

(vii)           To file with the Secretary of the Treasury all reports and information required to be filed by the Internal Revenue Code, ERISA and regulations issued under each;

(viii)                      To delegate any duty or administrative function to any third party;

(ix)           To appoint Affiliate administrators and to delegate such duties to each Affiliate administrator or person as the Committee deems appropriate;

(x)           To pay the expenses of administering the Plan or reimburse the Company or other person performing administrative services with respect to the Plan if the Company or such other person directly pays such expenses at the request of the Committee; and

(xi)           To do all things necessary to operate and administer the Plan in accordance with its provisions and in compliance with applicable provisions of federal law.

4.03           Standard of Fiduciary Duty.

Any fiduciary, or any person designated by a fiduciary to carry out fiduciary responsibilities with respect to the Plan, shall discharge his duties solely in the interests of the Participants for the exclusive purpose of providing them with benefits and defraying the reasonable expenses of administering the Plan.  Any fiduciary shall discharge his duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matter would use in the conduct of an enterprise of a like character and with like aims.  Any fiduciary shall discharge his duties in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of ERISA.  Notwithstanding any other provisions of the Plan, no fiduciary shall be authorized to engage in any transaction that is prohibited by Sections 408 and 2003(a) of ERISA or Code Section 4975 in the performance of its duties hereunder.

4.04           Compensation and Expenses of Committee.

The members of the Committee shall receive no compensation for its duties hereunder, but the Committee shall be reimbursed for all reasonable and necessary expenses incurred in the performance of its duties, including counsel fees and expenses.  Such expenses of the Committee, including the compensation of administrators, actuaries, counsel, agents or others that the Committee may employ, shall be paid by Company.

4.05           Records.

The Committee shall keep or cause to be kept books and records with respect to the operations and administration of this Plan.

4.06           Consistency of Determination.

In rendering its determination on any matter within its discretion under any section of this Plan, the Committee shall not be bound by past interpretations and is not required to be consistent regarding its determinations.

4.07           Indemnification of Committee.

To the extent permitted under ERISA, the Plan shall indemnify the Committee and its members against any cost or liability that it or its members may incur in the course of administering the Plan and executing the duties assigned pursuant to the Plan.  The Company shall indemnify the Committee and its members against any personal liability or cost not provided for in the preceding sentence which it or its members may incur as a result of any act or omission in relation to the Plan or its Executives.  The Company may purchase fiduciary liability insurance to insure its obligation under this Section.

4.08           No Action with Respect to Own Benefit.

No member of the Committee shall take part in any discretionary action in connection with his participation as a Participant under the Plan.  All such action shall be taken by the remaining Committee members, if any, or otherwise by the Company through the Company’s Chief Executive Officer.

ARTICLE V
AMENDMENT AND TERMINATION

The Company reserves the right to amend the provisions of the Plan to any extent and in any manner it desires by execution of a written document describing the intended amendment(s).  The Company’s Board of Directors or the Chief Executive Officer of the Company (or his or her designee) shall be authorized to adopt or terminate the Plan on behalf of the Company, and to execute any amendment or amendments to the Plan required by law or which are otherwise deemed advisable.  Notwithstanding the above language or any other limitation in this Plan, following a Change in Control, no amendment or termination of the Plan may adversely affect the rights of a Participant without the Participant’s express written consent.  The Committee may modify, on a prospective basis, Appendix A to this Plan without the consent of the Board or the Chief Executive Officer.  The Committee may make such modifications without need of a formal amendment or formal resolution by substituting a revised Appendix A in place of the former Appendix A.

No communication, written or oral may modify, supersede, or void the written terms of the Plan unless such communication constitutes a valid amendment of the Plan executed by a person or persons granted authority hereunder to do so.

ARTICLE VI
MISCELLANEOUS

6.01           Right to Assets.

Neither the establishment of the Plan, creation of any fund or account, nor the payment of Severance Pay under the Plan shall be construed as giving any legal or equitable right to any Participant, former Participant or other person against the Company, any Participating Employer or their officers or employees except as expressly provided herein, and all rights under any Plan shall be satisfied, if at all, only out of the general assets of the Company.

6.02           No Inducement, Contract or Guarantee of Employment.

The Plan does not constitute inducement or consideration for the employment of any Executive, nor is it a contract between any Participating Employer and Executive.  Participation in the Plan shall not give any Participant any right to continued employment with any Participating Employer, and each Participating Employer retains the right to hire and discharge any Executive at any time, with or without Cause, as if the Plan had never been adopted.  Nothing expressed or implied in this Plan will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Participating Employer prior to or following any Change in Control.

6.03           Spendthrift.

Except as permitted by law and this section, no assignment of any rights or benefits arising under the Plan shall be permitted or recognized.  No rights or benefits are subject to attachment or other legal or equitable process or subject to the jurisdiction of any bankruptcy court.  If any Participant is adjudicated bankrupt or attempts to assign any benefits, then in the Company’s discretion, those benefits may cease.  If that happens, the Committee may apply those benefits for that Participant or his or her dependents as the Committee sees fit,  Neither the Company and any Participating Employer shall not be liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Plan.

6.04           Conclusiveness of Records.

The Committee shall be permitted to rely on the records of the Company, Participating Employers, the Washington Group International, Inc. 401(k) Retirement Savings Plan and any similar retirement plan for Executives based in Puerto Rico with respect to age, service, employment history, employment termination, compensation, absences, illnesses and all other relevant matters, without further investigation.  Such records shall be presumed correct and conclusive for purposes of the Committee’s duties in administration of, and the resolution of claims arising under, the Plan.

6.05           Adoption by Affiliate.

Upon adoption of this Plan by the Company and thereafter, Affiliates designated as Participating Employers by the Company, either formally or informally, will automatically become Participating Employers for purposes of this Plan without any further action on their part.

6.06           Payment of Expenses.

The Company and, to the extent deemed appropriate by the Committee, the Participating Employers shall pay all the expenses of administration of the Plan and the expenses of the Committee, and any other expenses incurred at the direction of the Committee.

6.07           Governing Law.

The validity, interpretation, construction and performance of this Plan will be governed by and construed in accordance with the substantive laws of the State of Idaho, to the extent not preempted by ERISA, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

6.08           Right to Require Information and Reliance Thereon.

As a condition precedent to the receipt of benefits under this Plan, the Committee and Participating Employers may each require Participants to provide them and their agents with such information, in writing, and in such form as they deem necessary.  In addition, the Committee and each Participating Employer may rely on such information supplied by Participants without need of further investigation for the purpose of carrying out their duties or any other function under the Plan.  Any payment to a Participant in accordance with the provisions of the Plan in good faith reliance upon any written information provided by the Participant shall be in full satisfaction of all claims by the Participant, his heirs, estate or any other interested party.

6.09           Construction.

One gender includes the other, and the singular and plural include each other when the meaning would be appropriate.  The Plan’s headings and subheadings have been inserted for convenience of reference only and must be ignored in any construction of the provisions.  If a provision of this Plan is illegal or invalid, that illegality or invalidity does not affect other provisions.  Any term with an initial capital not expected by capitalization rules is a defined term according to Article I.  This Plan shall be construed according to the applicable provisions of ERISA and any regulations promulgated thereunder.

6.10           No Mitigation Obligation.

           The Company hereby acknowledges that it will be difficult and may be impossible for the Participant to find reasonably comparable employment following the Termination Date.  Accordingly, the payment of the severance compensation by the Company to the Participant in accordance with the terms of this Plan is hereby acknowledged by the Company to be reasonable, and the Participant will not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Participant hereunder or otherwise.

6.11           Legal Fees and Expenses.

It is the intent of the Company that the Participant not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Participant’s rights in connection with any dispute arising under this Plan because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant hereunder.  Accordingly, for each of (a) the Executive’s tax year in which the Termination Date occurs and (b) the first two of Executive’s tax years following such year, the Company shall reimburse the Executive for up to $50,000 of legal fees and expenses actually incurred by the Executive during such year in connection with any dispute or proceeding relating to the Company’s or any Participating Employer’s failure to comply with any of its obligations under this Plan, actions to declare this Plan void or unenforceable, or refusal to pay, or action to recover from the Participant, any of the benefits provided or to be provided under this Plan.  The amount of such expenses eligible for reimbursement during the Executive’s tax year shall not affect the amount of expenses eligible for reimbursement in any other tax year.  Such payments will be made within five business days after delivery of the Participant’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, but in no event later than the last day of the Executive’s tax year following the Executive’s tax year in which the expense was incurred.  Notwithstanding the foregoing, the Company’s obligation to pay to the Participant the legal fees and expenses under this Section 6.11 is not intended to include any fees and expenses incurred in connection with the initial review of this Plan by the Participant or the Participant’s counsel or advisers.

6.12           Withholding of Taxes.

The Company may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

6.13           Successors and Binding Agreement.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Participant, expressly to assume and agree to perform this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Plan will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Plan), but will not otherwise be assignable, transferable or delegable by the Company.

(b)           This Plan will inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)           This Plan is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Plan or any rights or obligations hereunder except as expressly provided in Sections 6.13(a) and 6.13(b).  Without limiting the generality or effect of the foregoing, the Participant’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Participant’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 6.13(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

6.14           Notices.

For all purposes of this Plan, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Participant at the Participant’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

6.15           Validity.

If any provision of this Plan or the application of any provision hereof to any person or circumstance is held invalid or otherwise unenforceable, the remainder of this Plan and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid or otherwise unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.

6.16           Miscellaneous.

No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Plan to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Plan.  The headings used in this Plan are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Plan.  References to Sections are to Sections of this Plan.  Any reference in this Plan to a provision of a statute, rule or regulation will also include any successor provision thereto.

ADOPTION OF PLAN

As evidence of the adoption of the Washington Group International, Inc. Severance Pay Plan, this document is signed by its duly authorized officer, and effective as of May 26, 2007.

WASHINGTON GROUP INTERNATIONAL, INC.

May 25, 2007	By:	/s/ Stephen G. Hanks
Stephen G. Hanks
President and Chief Executive Officer

APPENDIX A
FORM OF RELEASE

A.  The employment of _________________ (the “Executive”) with Washington Group International, Inc., a Delaware corporation (the “Company”) has been terminated in accordance with the Washington Group International, Inc. Executive Severance Pay Plan (the “Plan”).

B.  The Executive is required to sign this Release in order to obtain or retain certain benefits under the Plan.

NOW THEREFORE, the Executive agrees as follows:

1.           (a)           Release in Full of All Claims.  In exchange for the consideration set forth in the Plan, the Executive, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or her or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present executives, officers, directors, trustees, board members, members, agents, affiliates, parent corporation(s), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that in any way arise from, grow out of, or are related to the Executive’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof.  By way of example only and without limiting the immediately preceding sentence, the Executive agrees that he or she is releasing, waiving, and discharging any and all claims against the Company and its Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, applicable state civil rights law(s) or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, or (xiv) breach of implied covenant of good faith.  Notwithstanding the foregoing, the Executive will not give up his right to any benefits to which he is entitled under any tax-qualified retirement plan of the Company or the Company’s group life insurance plan or his rights, if any, under Part 6 of Subtitle B of Title 1 of the Executive Retirement Income Security Act of 1974, as amended.

(b)           No Claims Filed.  The Executive affirms that, as of the date of execution of this Release, he or she has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or its Releasees, and is not aware of, or if aware, has disclosed to the Company’s [Chief Legal Officer] any circumstances which would provide grounds for filing any lawsuit, charge, claim or complaint against the Company or its Releasees.

(c)           Assistance to Others.  The Executive agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its Releasees, except as required by law, subpoena or other compulsory process.  Moreover, the Executive agrees that to the extent he or she is compelled to cooperate with such third parties, he or she shall disclose to the Company in advance that he or she intends to cooperate and shall disclose the manner in which he or she intends to cooperate.  Further, the Executive agrees that within three (3) days after such cooperation, he or she will meet with representatives of the Company and disclose the information that he or she provided to the third party.  This subparagraph is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors.  Further, if the Executive is legally required to appear or participate in any proceeding that involves or is brought against the Company or its Releasees, the Executive agrees to disclose to the Company in advance what he or she plans to say or produce and otherwise cooperate fully with the Company or its Releasee.

2.           The Executive understands and acknowledges that the Company does not admit any violation of law, liability or contravention with respect to any of his or her rights and that any such violation, liability or contravention is expressly denied.  The consideration provided for in this Release and in the Plan is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company or its Releasees to the extent provided in Paragraph 1 of this Release.  The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.  The Executive and the Company further understand and agree that the Plan shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit the Plan to any appropriate forum in the event of an alleged breach of the Plan or a claim by either party concerning the enforceability or interpretation of the Plan.

3.           The Executive further agrees and acknowledges that:

(a)           The Release provided for herein releases claims and rights to the extent provided in Paragraph 1 of the Release up to and including the date of this Release but not any claims that may arise after the date of this Release;

(b)           He or she has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his or her choice, fully understands the terms of this Release and enters into this Release freely, voluntarily and intending to be bound;

(c)           He or she has had a period of not less than 21 calendar days to review and consider the terms of this Release prior to its execution; and

(d)           He or she may, within seven calendar days after execution, revoke this Release.  Revocation will be made by delivering a written notice of revocation to the Company’s [Chief Legal Officer].  For such revocation to be effective, written notice must be actually received by the Company no later than the close of business on the seventh calendar day after the Executive executes this Release.  If The Executive exercises his or her right to revoke this Release, all of the terms and conditions of the Release will be of no force and effect and the Company will not have any obligation to make payments or provide benefits to the Executive as set forth in Article II of the Plan.

4.           The Executive hereby agrees that should the Executive apply for reinstatement or re-employment with the Company, neither the Company nor any of its affiliates and subsidiaries shall incur any liability by virtue of its or their refusal to hire him or her or consider him or her for employment.

IN WITNESS WHEREOF, the Executive has duly executed and delivered this Release on the date set forth below.

WASHINGTON GROUP INTERNATIONAL, INC.

Date:	By:
Executive Name
Executive Title